                                                                   EXHIBIT 10.46

  CONFIDENTIAL TREATMENT REQUESTED AS TO THOSE PORTION MARKED WITH ASTERISKS
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    (***) AND THOSE PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION
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                      BUFFALO TERMINAL OPERATING AGREEMENT

     THIS TERMINAL OPERATING AGREEMENT, made and executed, in duplicate, this 18th day of July, 1988, by and between CSX TRANSPORTATION, INC., hereinafter called "CSXT", and BUFFALO & PITTSBURGH RAILROAD, INC., hereinafter called "B&P",

     WITNESSETH THAT:

     WHEREAS, By Agreement for Purchase and Sale of Assets dated July 18, 1988 between the parties, CSXT and The Buffalo, Rochester and Pittsburgh Railway Company (BR&P), collectively known as Sellers, intends to sell to B&P on or before July 18, 1988, most of their property between Buffalo, NY and Eidenau, PA; and

     WHEREAS, Subsequent to the aforesaid sale, CSXT will continue to operate certain of its trains into and out of Buffalo, NY, and will require that B&P perform for it, certain terminal services at CSXT's Buffalo Creek Yard to be acquired by B&P; and

     WHEREAS, B&P is agreeable to performing certain services for CSXT at Buffalo, as hereinafter specified.

     NOW, THEREFORE, in consideration of the benefits to each and the mutual covenants herein contained, the parties agree as follows:

1. For the purpose of this agreement, CSXT's Buffalo Creek Yard to be acquired by B&P is defined as all of B&P's main, yard and appurtenant tracks between B&P's connection with Buffalo Creek Railroad on the north, and the southerly limit of said Buffalo Creek Yard in the vicinity of the McKinley Parkway overhead bridge, as well as connection with Conrail's City Branch; all as more particularly indicated on CSXT's Drawing No. INT-BP4, dated April 1, 1988 marked "Appendix A" attached hereto and made a part hereof.

     Except for CSXT's operation of its Canadian Subdivision road trains and its Canadian National transfer trains with its own locomotives and crews into and out of B&P's Buffalo Creek Yard, CSXT does hereby employ 8&P to perform all work in connection with the handling of such CSXT locomotives, cars, and equipment within the above described yard and to and from CSXT's interchange connections at Buffalo, as CSXT's agent. Such work by B&P will be as described in "Appendix B" attached hereto and made a part hereof.

2. B&P shall perform the aforementioned work for CSXT at a charge of *** , hereinafter referred to as the "Base Charge", for each loaded and empty CSXT car and each CSXT locomotive moved in CSXT Canadian Subdivision road trains into or out of B&P's Buffalo Creek Yard. The Base Charge shall apply to cars moving between CSXT and connections other than B&P in Buffalo. The Base Charge shall be the only charge except as otherwise hereinafter specified, B&P shall make to CSXT for the services herein described. The Base Charge shall be paid by CSXT promptly upon receipt of B&P's bill therefor. All bills shall be paid in full, with necessary adjustments to the bill being made on a current basis, to the extent practicable.

     The Base Charge shall be subject to change to reflect any increases or decreases in labor, material and other costs subsequent to the base year, as hereinafter provided.

     The Base Charge shall be revised effective July 1 of each year, beginning July 1, 1988, to compensate for (75%) of the increase or decrease in the cost of labor and material, including fuel, as reflected in the Annual Indexes of Charge-Out Prices and Wage Rates (1977=100), Table A, included in "AAR Railroad Cost Indexes" and supplements thereto, issued by the Association of American Railroads. In making such determination, the final "Material prices wage rates and supplements combined (incl. fuel)" index figure for the East District (Former Eastern and Southern Districts combined) for the calendar year 1986, hereinafter referred to as the "Base Calendar Year" shall be taken as the base. The Base Charge shall be revised by calculating the percentage of increase, or decrease, in the index of the year to be escalated as related to the Base Calendar Year; then multiplying this percentage of increase or decrease by 75%, and applying that percentage to the Base Charge.

By way of example, assuming "A" to be the "Material prices, wage rates and supplements combined (incl. fuel)" final index figure for the Base Calendar Year, "B" to be the "Material prices, wage rates and supplements combined (incl.
fuel)" final index figure for the calendar year to be escalated; "C" to be the Base Charge; "D" to be the percentage of increase or decrease; and "F" to be adjusted revised percentage of increase or decrease, the revised Base Charge would be determined by the following formula:

(1) B - A = D
    -----
      A

(2) D X 75% = E

(3) (C X E) + C =   revised Base Charge rounded to the nearest cents
                    (5 mills or more up to next cent), effective July 1 of the year being escalated.

     In the event the base for the annual Indexes of Charge-Out Prices and Wage Rates issued by the Association of American Railroads shall be changed from the year 1977, appropriate revision shall be made in the Base Calendar Year. If the Association of American Railroads or any successor organization discontinues publication of the Annual Indexes of Charge-Out Prices and Wage Rates, an appropriate substitute for determining the percentage of increase or decrease shall be negotiated by the parties hereto.

For the first five (5) years of the term of this Agreement, the Base Charge as adjusted shall remain in effect unless and until the total number of cars exchanged between CSXT and B&P shall fall below fifty (50) percent of 32,000 cars, that total number of cars moved by CSXT in its Canadian Subdivision trains during the calendar year 1987, to and from Buffalo Creek Yard. Should such drop in volume occur during the first five (5) years of this Agreement, the parties may renegotiate the Base Charge at the end of the calendar year in which such drop occurs, in accordance with the provisions renegotiation at five (5) year intervals as specified in the sub-paragraph immediately following.

At the option of either party hereto, the Base Charge may be renegotiated every five (5) years from the effective date of this Agreement, as hereinafter defined. In the event the parties fail to reach agreement upon such negotiation, such failure shall not constitute a breach of this Agreement, and the then existing Base Charge shall continue to apply for the remainder of the term of this Agreement.

             In addition to the Base Charge, B&P will charge CSXT for the cost of materials, fuel and supplies furnished CSXT and for repairs required by CSXT's locomotives and cars. Such charges will be billed against CSXT in accordance with the then current edition of Interchange Rules, Mechanical Division AAR, for cars and B&P's costs or the costs of others as hereinafter provided (including their additives) for furnishing labor and material for locomotives.

             Should CSXT trains, while on Conrail tracks in the Buffalo area, need to be relieved on account of the hours of service law, and should CSXT have no relief crews available, B&P will perform such service when requested, and to the extent permitted by Conrail, and CSXT will accept all charges related to work necessary to bring CSXT train or trains into B&P's Buffalo Creek Yard. Should B&P not be permitted to relieve CSXT trains on the trackage of Conrail, CSXT shall arrange directly with Conrail for such relief, at the sole cost and expense of CSXT.

3. All revenues on cars handled by B&P or a designee of B&P, for CSXT in B&P intermediate switch service accounts, as herein provided, shall accrue to CSXT.

     The foregoing shall not be construed as opening to the direct service of CSXT, the exclusive industries of B&P or as requiring amendments of applicable tariff provisions.

4. For the purpose of determining liability between the parties hereto for damage to any property, including lading and other property in their care, custody and control, and injury or death to persons, hereinafter referred to collectively as "damage", arising out of the operations contemplated by this Agreement, the following provisions shall apply, without regard to considerations of fault or negligence:

a) Whenever any damage occurs with only a CSXT train or trains being involved, or with only B&P trains hauling cars in B&P's account being involved, each party shall assume all liability for such damage, and all cost and expense in connection therewith.

b) Whenever any damage occurs with the trains of both parties hereto being involved, and all of the cars in the B&P train are in B&P's account, each party shall assume all liability for or loss or damage to said trains operated by it, and for injury to or death of its sole employees and persons in its cars and custody. The parties hereto further agree that all other damage (including but not limited to B&P trackage) so occurring shall be borne equally by them.

c) Whenever any damage occurs with only a B&P train or trains being involved, and cars in CSXT's account are being handled by one or more of such trains, B&P agrees to assume all liability for loss of or damage to all trains operated by it and for injury to or death of its sole employees and person in its care and custody, except that each party shall assume liability for all cars in its own account in such train or trains.

d) Whenever any damage occurs with trains of both parties hereto being involved, and the B&P train or trains is or are handling cars in CSXT's account, each party shall assume all liability for loss of or damage to the trains operated by it, except that each party agrees to assume liability for all cars in its own account hauled in such trains, and for injury to or death of its sole employees and persons in its care and custody. The parties hereto further agree that all other damage (including but not limited to B&P trackage) so occurring shall be borne by the parties hereto as follows:

            The total liability for damage not otherwise borne separately by the parties hereto, as provided above, shall be first equally apportioned by the number of trains involved, and then that portion of the damage which is apportioned to the train or trains hauling cars in the account of both parties hereto shall be shared by each of the parties in proportion to the number of cars which each party has in its own account in such train or trains. In all cases, for purposes of apportioning liability, a train of others than the parties hereto, shall be considered as a train of B&P.

          e) B&P shall assume liability and responsibility for all damage, injury or death occurring on or about its repair tracks, including any damage, injury or death occurring in connection with the performance of engine, car and equipment repairs for CSXT, as set forth in Exhibit B.

          f) Each party hereto agrees to indemnify, protect, defend and save harmless the other with respect to all damage assumed by it under the provisions of this Section 4.

          g) For the purpose of this Section 4, (i) the expression "train" shall include a light locomotive or light locomotives or a locomotive or locomotives hauling cars, cabooses or work equipment; and (ii) the expression "cars" shall include revenue and non-revenue cars and loaded and empty cars, and the lading contained in revenue and loaded cars.

           h) The foregoing provisions shall govern the liability between only the parties hereto and shall not operate for the benefit of any other party.


5. In case any suit, action or proceeding shall be brought or instituted against either party for which the parties hereto may be jointly liable, the party against which the same is brought shall promptly notify the other of the pendency thereof.

6. In the event any suit, action or preceeding shall be brought or instituted against either party hereto for any damage for which the other party is, as between the parties hereto, solely liable hereunder, the party against which such suit, action or proceeding shall have been brought or instituted shall promptly give the other party notice of the pendency thereof, and thereupon and thereafter, it shall be the duty of the party so notified to assume the defense and conduct the same and to pay all expenses thereof, including attorneys' and counsel fees, and to pay, discharge or perform any judgment, decree or order as may be rendered therein. In the event the party solely liable shall fail or refuse to assume the defense of such suit, action or proceeding, the party against whom it was brought or instituted shall have the right, if it so elects, to defend the same at the sole risk, cost and expense of such other party, and the latter shall reimburse, indemnify and hold harmless the other party for all damage it may sustain by reason of such failure or refusal.


7. Any irreconcilable dispute arising between the parties with respect to this Agreement shall be settled through binding arbitration by a sole, disinterested arbitrator to be selected jointly by the parties. If the parties fail to select such arbitrator within sixty (60) days after demand for arbitration is made by either party hereto, then they shall jointly submit the matter to binding arbitration under the

     Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and conclusive upon the parties hereto. Each party to the arbitration shall pay the compensations, cost, fees and expenses of its own witnesses, experts and counsel. The compensation, costs and expense of the arbitrator, if any, shall be borne equally by the parties hereto.

8. This Agreement is solely for the benefit of the parties hereto, and neither party shall assign or transfer this Agreement or any of its rights hereunder to any person, firm or corporation without obtaining the prior written consent of the other party.

9. Subject to the obtaining of such prior governmental approval or approvals as may be required, this agreement shall become effective between the parties hereto on the date when they commence the operations hereinbefore referred to (which beginning date shall be evidenced by exchange of letters between the proper Officers of the parties hereto) and, subject to any modification of the Base charge pursuant to Section 2 hereof, shall continue in effect for a period of one year from said date and thereafter from year to year, provided, however, that the same may be terminated at the end of any year by either party, giving to the other party not less than ninety (90) days' advance written notice of termination.

             IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed, in duplicate, as of the day and year first above written.

WITNESS:                                     CSX TRANSPORTATION, INC.



     /s/  [ILLEGIBLE]                        By: /s/ K.C. Dufford
     --------------------------------           --------------------------------
                                             Senior Vice President
                                             Transportation


WITNESS:                                     BUFFALO & PITTSBURGH RAILROAD. INC.


    /s/ [ILLEGIBLE]                          By:  /s/ Mortimer B. Fuller, III
    ---------------------------------           --------------------------------
                                            (Title) Chairman


          (Seal)

                                   Appendix A


                 [ Map of Buffalo & Pittsburgh Railroad, Inc.
                   Buffalo Creek Yard ]

                                                                      Appendix B

     Yard and transfer services to be performed by B&P for CSXT at Buffalo, NY in connection with Terminal Operating Agreement between the parties.

1. B&P shall provide certain designated yard track(s) for the arrival of CSXT's Canadian Subdivision road train(s), currently numbered 320, inbound from St. Thomas, ON and points west thereof, and for CSXT Canadian National transfer trains, inbound from Fort Erie. Designation of track(s) shall be at the time of arrival of CSXT's train(s) at north entrance of yard, and shall be by radio transmission from B&P's yardmaster or operating officer in charge to CSXT's conductor on said train(s).

2. The handling of cars in said trains to be interchanged as between CSXT and B&P (other than cars interchanged to or from B&P intermediate switch service) shall be governed by the terms and provisions of agreement of even date herewith between the parties, covering interchange. The handling of cars moving between CSXT and Buffalo connections other than B&P via the aforesaid B&P intermediate switch service shall be as hereinafter specified.

3. CSXT shall be responsible to uncouple CSXT locomotives from said trains, and forward units together with CSXT caboose from said trains to ready track or other layover track of B&P's choosing. B&P will inspect said units and caboose for subsequent movement by CSXT. It is the intent of the parties that CSXT equipment will usually be of a condition to not require servicing by B&P. B&P agrees however, that in emergency, it will arrange for fueling, servicing and minor repairs to CSXT locomotives and cabooses at the sole cost and expense of CSXT. B&P will provide water, towels, sand and sweeping service as required for locomotives without additional charge to CSXT.

     The parties acknowledge that from time to time, B&P may need to contract the aforesaid services to other parties, and agree to such contracting as required, provided, however that any additional cost or delay in availability of equipment associated with such contracting shall be the sole responsibility of B&P.

4. In its crew quarters, B&P will provide lockers in quantity sufficient to accommodate the temporary layover needs of CSXT crews. B&P will also arrange for taxi transportation of CSXT crews to and from the motel of CSXT's choosing, and will call crews at said motel as directed by CSXT's crew callers. CSXT shall maintain sole responsibility for charges and documentation related to taxi and motel services.

5.   a)   All cars delivered by CSXT to B&P for forwarding by B&P and others, and all cars handled by B&P for forwarding by CSXT shall be switched and classified by B&P. Classifications provided for B&P and CSXT shall be of a number and type as may be mutually agreed upon from time to time by the respective operating officers in charge.

     b) As required, B&P shall inspect cars and trains it switches on behalf of CSXT, and shall perform minor repairs to same at the sole cost and expense of CSXT.

6.   a)   B&P shall be solely responsible for the movement of cars between CSXT on the one hand, and CSXT Buffalo area connections on the other.

          Such cars shall be handled by B&P or a B&P designee (other than CSXT) between B&P's Buffalo Creek Yard and the yards of the respective CSXT connections, said cars to move in B&P accounts on an intermediate switch basis as between CSXT and B&P.

          The interchange of cars governed by this Agreement from B&P to CSXT shall occur after cars are placed on B&P's Buffalo Creek yard tracks and are accompanied or preceded by necessary data for forwarding and to insure delivery by CSXT, providing the tracks containing such cars have been made solid by B&P, at the time the tracks containing such cars are pulled by CSXT. In the event CSXT shall fail to pick up cars made available by B&P as aforesaid, within twenty-four (24) hours of such availability, then such cars shall be considered to be interchanged to CSXT twenty-four (24) hours subsequent to such availability. In all cases of interchange from B&P to CSXT of cars moving to CSXT from Buffalo area connections other than B&P, B&P shall be entitled on a current basis, to reclaim from CSXT, twelve (12) hours car hire per car.

          The interchange of such cars governed by this Agreement from CSXT to B&P shall occur at the time of arrival of said cars on B&P's designated Buffalo Creek yard tracks, when the locomotive(s) of CSXT handling such cars are uncoupled, and B&P is in possession of documentation sufficient to assure its forwarding and delivery.

     b) The foregoing shall apply without regard to any interchange understandings existing or made between B&P and its connections, or to any previous understandings as between CSXT and its connections, Each party shall be responsible solely and exclusively for the


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          administration of any of its specific contractual relationship with its various interchange connections.

     c) Acknowledging that the delivering road in interchange is obligated to physically transfer cars to the receiving road, it is the intent of the parties that CSXT shall pay to B&P, any trackage charges incurred by B&P or D&H, or billed by Conrail to B&P or D&H for B&P's forwarding in interchange of cars moving from CSXT to CSXT's Buffalo connections. Similarly it is expected that B&P will pay to Conrail or require D&H to pay to B&P, any trackage charges incurred by or billed to B&P or D&H for B&P's receiving of cars moving in interchange from other connections to CSXT.

7. With respect to cars moving in interchange between CSXT and CN, it is understood that CSXT will transfer such cars with its own engines and crews between Buffalo Creek Yard and CN's Fort Erie Yard. In such transfer runs, CSXT will serve as intermediate switch carrier for cars moving in interchange between B&P and CN, moving such latter cars in CSXT accounts. The charges made by CSXT for this transfer service shall be equal to those charged by B&P for the terminal services covered herein, and shall be published in public tariff. The terms and conditions governing interchange of such cars between B&P and CSXT shall be as provided in Interchange Agreement of even date herewith between the parties. In switching the cars moved by CSXT between B&P's Buffalo Creek Yard, and CN's Fort Erie Yard, B&P will provide blocking as agreed upon from time to time by the parties, for CSXT's interchange to and from CN. B&P shall couple CSXT's engine(s) to cars to be moved by CSXT to Fort Erie, prior to CSXT's crew reporting for said movement. Upon return to Buffalo Creek from Fort Erie, CSXT crew shall uncouple from inbound train, and re-couple to CSXT cars awaiting outbound movement by CSXT to St. Thomas and points beyond.

8. B&P shall build the agreed upon blocks for CSXT's departing Fort Erie transfer and Canadian Subdivision road train(s), the latter currently designated 321, in a track(s) of its choosing, making the track(s) solid. In addition, B&P will perform mandatory air test with CSXT's locomotives, prior to CSXT's crew mounting said Fort Erie transfer.

9. It shall be the responsibility of B&P, to prepare as required, and to transmit to CSXT's Division Manager at Detroit, MI, all preliminary information required for CSXT's preparation of documentation pertaining to agency services and train movements. B&P solely, shall be responsible for preparation of customs documentation. For a reasonable period of time on or about the effective date of this Agreement, CSXT will provide at no expense to B&P, instruction in data preparation and transmission procedures.

     CSXT shall lease at no expense to B&P for a period of one year from the effective date of the Agreement, its data equipment and data communications facilities for the nonexclusive use of B&P. At the end of said first year of this Agreement, CSXT shall evaluate the extent of B&P's use of its data equipment and facilities, and shall reserve to itself the right thereafter, without notice, to remove such equipment and facilities from the premises of B&P.

10. This Exhibit B is intended to serve as a general guideline as to the services to be performed by B&P on behalf of CSXT at Buffalo, and the methods employed by the parties in carrying out such services. From time to time, as operating conditions in Buffalo necessitate rearrangement of the provisions of this Exhibit B, the parties shall use their best efforts to mutually agree upon equitable alternative arrangements, which alternate operations shall be covered subsequently by a revised Exhibit B. Failure of the parties to reach agreement on alternative arrangements shall not be cause for nullification of the terms of this Agreement, but shall cause perpetuation of then existing arrangements, until the parties mutually agree to do otherwise.


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